Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 28, 2023, with respect to the consolidated financial statements and the schedule of valuation and qualifying accounts of B&G Foods, Inc. and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Short Hills, New Jersey

June 16, 2023